Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 28, 2023, relating to the financial statements of Taysha Gene Therapies, Inc. appearing in the Annual Report on Form 10-K of Taysha Gene Therapies, Inc. for the year ended December 31, 2022.

/s/ Deloitte & Touche LLP

Dallas, Texas
December 20, 2023